October 19, 2017

Sonoco Reports Third Quarter 2017 Results
Record Sales Drive 11 Percent Increase in Net Income Attributable to Sonoco

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter, ending October 1, 2017.

Third Quarter Highlights

•	Third-quarter 2017 GAAP earnings per diluted share were $0.72, compared with $0.64 in 2016.

•
Third-quarter 2017 GAAP results included $0.04 per diluted share, after tax, in acquisition and acquisition- related charges and non-base tax related charges. In the third quarter of 2016, GAAP results included $0.08 per diluted share, after tax, in restructuring charges and a goodwill impairment of its industrial converting operations in Brazil.

•
Base net income attributable to Sonoco (base earnings) for third quarter 2017 was a record $0.76 per diluted share, compared with $0.72 in 2016. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third-quarter 2017 base earnings guidance of $0.71 to $0.77 per diluted share.

•	Third-quarter 2017 net sales were a record $1.32 billion, up 9.6 percent, from $1.21 billion in 2016.

•
Cash flow from operations was $282.1 million through nine months of 2017, compared with $348.7 million in 2016. Free cash flow for nine months of 2017 was $26.7 million, compared with $94.9 million in 2016. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

Fourth Quarter and Full-Year Guidance Update

•
Base earnings for the fourth quarter of 2017 are estimated to be in the range of $0.68 to $0.74 per diluted share. This guidance takes into consideration the impact of acquisitions, net of divestitures, and expected changes in raw material costs. Base earnings in the fourth quarter of 2016 were $0.62 per diluted share.

•	Full-year 2017 base earnings guidance has been raised to $2.75 to $2.81 per diluted share.

•
Full-year 2017 operating cash flow and free cash flow have been updated to approximately $415 million and $70 million, respectively. Free cash flow guidance has been updated to now include the after-tax impact of an expected voluntary $50 million pre-tax contribution into the Company’s domestic defined benefit pension plan in the fourth quarter of 2017.

Note: Fourth-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s third-quarter GAAP and base results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco's ‘Grow and Optimize’ strategy continues to gain momentum as we grew top line results by nearly 10 percent to an all-time quarterly record, while bottom line results (base earnings per diluted share) were near the high end of our guidance. Our businesses were well managed during the quarter, as the Company benefited from strong improvements to total productivity and a positive price-cost relationship.

-more-

Sonoco Reports Third Quarter 2017 Results - page 2

“In looking at the performance of our business segments, we were extremely pleased with the record sales and operating profit generated by our Consumer Packaging segment, particularly in a challenging consumer packaged food market. In addition, our Paper and Industrial Converted Products business registered a 27 percent improvement in operating profit, while producing its best third-quarter results in three years. Results in our Protective Solutions and Display and Packaging segments lagged last year’s quarter, but each registered sequential quarterly improvement as we continue to adjust these businesses to changing market conditions.”

Third Quarter Review
Net sales for the third quarter were a record $1.32 billion, an increase of $115.9 million, or 9.6 percent, from last year’s quarter. The improvement in sales was a result of higher selling prices, largely driven by rising raw material prices; sales added from acquisitions, net of divestitures; and the positive impact of foreign exchange.

GAAP net income attributable to Sonoco in the third quarter was $72.8 million, or $0.72 per diluted share, an increase of $7.4 million, compared with $65.4 million, or $0.64 per diluted share, in 2016. Base earnings in the third quarter were $76.6 million, or $0.76 per diluted share, an increase of $3.1 million compared with $73.5 million, or $0.72 per diluted share, in 2016. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Third-quarter GAAP earnings include charges totaling $3.8 million, or $0.04 per diluted share. These charges consist mostly of acquisition and acquisition-related charges as well as non-base tax charges related to tax rate changes and reserve adjustments. In the third quarter of 2016, GAAP results included $8.1 million, or $0.08 per diluted share, after tax, consisting of restructuring charges and a goodwill impairment charge for the Company's industrial converting operations in Brazil.

Gross profits were a record $250.9 million in the third quarter, an increase of $15.5 million or 6.6 percent, compared with $235.4 million in the same period in 2016. Gross profit as a percentage of sales declined to 18.9 percent, compared with 19.5 percent in the same period in 2016. The gross profit percentage reduction was primarily due to higher raw material and other operating costs offset by manufacturing and procurement productivity. Third-quarter selling, general and administrative expenses increased $8.7 million from the prior year to $130.3 million. This increase was driven by wage inflation and acquisition-related expenses.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third-quarter 2017 sales for the segment were a record $566 million, compared with $520 million in 2016. Segment operating profit was a record $67.9 million in the third quarter, compared with $63.8 million in the same quarter of 2016.

Segment sales increased 8.9 percent compared to the prior-year quarter due to acquisitions, net of divestitures, higher selling prices and the positive impact of foreign exchange which more than offset modestly lower volume/mix. Segment operating profit grew 6.4 percent compared to the prior-year quarter due to strong improvement in manufacturing productivity and a positive price/cost relationship. These positive factors were partially offset by lower volume in metal ends and composite cans in North America and flexible packaging. Segment operating margin declined slightly by 30 basis points to 12.0 percent.

-more-

Sonoco Reports Third Quarter 2017 Results - page 3

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Third-quarter 2017 sales for this segment were $136 million, compared with $132 million in 2016. Segment operating profit was $2.0 million in the quarter, compared with $5.2 million in the prior-year quarter.

Sales increased 2.7 percent compared to last year’s quarter due to the positive impact of foreign exchange. Operating profit in the segment declined by $3.2 million due to higher operating costs associated with the ramp up of production at a new domestic pack center.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Third-quarter 2017 sales for the segment were $483 million, up from $425 million in 2016. Segment operating profit was $42.2 million in the second quarter, compared with $33.2 million in 2016.

Segment sales grew approximately 13.8 percent during the quarter due to higher selling prices implemented to recover higher raw material costs, the positive impact of foreign exchange, and an improved volume/mix of business. Segment operating profit improved 26.8 percent compared to the prior year quarter due to a positive price/cost relationship, including an improvement in the Company's corrugating medium operations, improved volume in international tubes and cores and global paper operations, and gains from manufacturing productivity. Operating margin in the segment improved 90 basis points to 8.7 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Third-quarter 2017 sales were $140 million, compared with $132 million in 2016. Operating profit was $11.3 million, compared with $12.6 million in the third quarter of 2016.

This segment’s 5.7 percent increase in third-quarter sales came from acquisitions, higher selling prices, and the positive impact of foreign exchange offset by negative volume. Operating profit declined 10.4 percent in the quarter due primarily to lower volume in automotive components and the related unfavorable impact on manufacturing productivity. Segment operating margin was 8.1 percent for the quarter, down from 9.5 percent in the prior year.

Corporate
Net interest expense for the third quarter of 2017 increased to $13.6 million, compared with $12.4 million during the same period in 2016, primarily due to higher average borrowings in the current-year quarter stemming from acquisitions. The 2017 third-quarter effective tax rates on GAAP and base earnings were 33.4 percent and 31.8 percent, respectively, compared with 32.1 percent and 30.7 percent, respectively, in the prior year’s quarter. The 2016 GAAP and base tax rates were both positively affected by favorable discrete tax adjustments, including a benefit from the release of reserves for uncertain tax positions while the current-year rates reflect the negative impacts of less benefit from the manufacturer’s deduction and a higher overall state tax rate.

-more-

Sonoco Reports Third Quarter 2017 Results - page 4

Year-to-date Results
For the first nine months of 2017, net sales were $3.74 billion, up $97.0 million compared with $3.64 billion in 2016. Sales grew modestly during the period due to higher selling prices implemented to recover rising material costs and acquisitions, net of divestitures. These positive factors were partially offset by lower volume/mix, the loss of contract packaging business in Mexico and Brazil and the negative impact of foreign exchange.

GAAP net income attributable to Sonoco for the first nine months of 2017 was $169.7 million or $1.68 per diluted share, compared with $181.6 million or $1.78 per diluted share in 2016. Earnings in the first nine months of 2017 included $38.6 million, or $0.39 per diluted share, related to after-tax charges for pension settlement distributions to certain pension plan participants, restructuring charges and acquisition costs. These charges were partially offset by non-base insurance settlement gains. Earnings in the first nine months of 2016 included $33.1 million, or $0.33 per diluted share, in after-tax asset impairment and restructuring charges related to the sales of the Company's paper mill in France and retail packaging business in Puerto Rico, along with other previously announced restructuring actions and a goodwill impairment of the Company’s industrial converted products business in Brazil.

Base earnings in the first nine months of 2017 were $208.3 million, or $2.07 per diluted share, compared with $214.7 million, or $2.11 per diluted share in the same period in 2016, a 3 percent decline. In addition, current year-to-date gross profit was $707.0 million, compared with $722.6 million in the first nine months of 2016. These declines stemmed from lower volume/mix and divestitures, net of acquisitions, partially offset by productivity gains. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Gross profit as a percentage of sales in the first nine months of 2017 was 18.9 percent, compared with 19.8 percent in 2016.

For the first nine months of 2017, cash generated from operations was $282.1 million compared with $348.7 million in 2016, a decline of $66.6 million. Working capital consumed $16.2 million less cash for the first nine months of 2017 than in the same period in 2016 due to higher payments in 2016 of items outstanding at December 31, 2015. This year-over-year benefit was more than offset by increased cash paid for taxes and benefit plan contributions. Additionally, miscellaneous changes in prepaid, accrued expenses, and other assets and liabilities consumed more cash in 2017 compared to 2016. Net capital expenditures and cash dividends were $141.0 million and $114.4 million, respectively, during the first nine months of 2017, compared with $143.9 million and $109.8 million, respectively, in 2016.

Free cash flow for the first nine months of 2017 was $26.7 million, compared with $94.9 million in the same period last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

At October 1, 2017, total debt was approximately $1.43 billion, compared with $1.05 billion as of December 31, 2016. At the end of the third quarter, the Company had a total-debt-to-total-capital ratio of 44.8 percent, compared with 40.4 percent at December 31, 2016. Cash and cash equivalents were $247.9 million as of October 1, 2017, compared with $257.2 million at December 31, 2016. The increase in the debt and debt ratio are primarily due to the $230 million acquisition of Peninsula Packaging, Inc., a thermoforming business, in March 2017 and the $170 million acquisition of Clear Lam Packaging, Inc., a flexible packaging business, in July 2017.

Fourth Quarter and Full-Year 2017 Outlook
Sonoco expects fourth-quarter 2017 base earnings to be in the range of $0.68 to $0.74 per diluted share. This guidance includes the impact of acquisitions, net of divestitures, and expected changes in raw material costs during the fourth quarter. Base earnings in the fourth quarter of 2016 were $0.62 per diluted share.

Full-year 2017 base earnings is expected to be in a range of $2.75 to $2.81, which is an increase from the previous estimate of $2.73 to $2.80. The Company’s 2017 base earnings guidance anticipates a 31.7 percent effective tax rate for the year.

-more-

Sonoco Reports Third Quarter 2017 Results - page 5

Operating cash flow in 2017 is expected to be approximately $415 million, and free cash flow is expected to be approximately $70 million, following a $50 million pre-tax contribution to the Company’s defined benefit pension plan in the fourth quarter of 2017. Previously, the Company had estimated free cash flow would be approximately $100 million, which did not include the expected fourth-quarter benefit plan contribution.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We expect higher resin prices during the quarter, which should provide a headwind to our polymer-based packaging businesses. As a result, we are implementing price increases and expect our contractual cost recovery mechanisms to ultimately offset current cost increases. On the other hand, recovered paper prices have fallen entering the fourth quarter, which should help our paper-based businesses recover previous raw material inflation. We were fortunate to weather the hurricanes and other natural disasters with minimal impact to our operations. The storms’ impact could provide both headwinds and opportunity in the fourth quarter. The storms could impact consumers buying habits and we are cautiously optimistic regarding demand for our diverse mix of packaging products through the rest of the year.

“We remain aligned on implementing our Grow and Optimize strategy. We’re pursuing growth through targeted acquisitions and by developing new products, particularly those focused on serving consumer demand for more fresh and healthy foods in the faster-growing perimeter of the store. We also see opportunities to consolidate industrial-related markets and further optimize our portfolio. Finally, to further drive margin expansion we are working to improve our operating structure by ensuring our businesses are serving the right customers with the right cost structure.”

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 85956356. The archived call will be available through October 29, 2017. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 20,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and

-more-

Sonoco Reports Third Quarter 2017 Results - page 6

the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

-more-

Sonoco Reports Third Quarter 2017 Results - page 7

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

-more-

Sonoco Reports Third Quarter 2017 Results - page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016

Net sales	$1,324,634	$1,208,724	$3,737,632	$3,640,680
Cost of sales	1,073,761	973,351	3,030,662	2,918,041
Gross profit	250,873	235,373	706,970	722,639
Selling, general and administrative expenses	130,280	121,583	413,626	382,387
Restructuring/Asset impairment charges	511	8,947	12,519	41,453
Income before interest and income taxes	120,082	104,843	280,825	298,799
Net interest expense	13,647	12,437	38,497	39,768
Income before income taxes	106,435	92,406	242,328	259,031
Provision for income taxes	35,545	29,618	78,251	83,602
Income before equity in earnings of affiliates	70,890	62,788	164,077	175,429
Equity in earnings of affiliates, net of tax	2,521	3,190	7,320	7,457
Net income	73,411	65,978	171,397	182,886
Net income attributable to noncontrolling interests	(599)	(583)	(1,727)	(1,325)
Net income attributable to Sonoco	$72,812	$65,395	$169,670	$181,561

Weighted average common shares outstanding – diluted	100,684	101,579	100,793	101,960

Diluted earnings per common share	$0.72	$0.64	$1.68	$1.78
Dividends per common share	$0.39	$0.37	$1.15	$1.09

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net sales
Consumer Packaging	$565,788	$519,729	$1,569,231	$1,558,074
Display and Packaging	135,560	132,016	365,807	407,157
Paper and Industrial Converted Products	483,376	424,615	1,395,075	1,281,031
Protective Solutions	139,910	132,364	407,519	394,418
Consolidated	$1,324,634	$1,208,724	$3,737,632	$3,640,680

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$67,869	$63,761	$184,942	$186,135
Display and Packaging	1,965	5,153	6,592	13,464
Paper and Industrial Converted Products	42,154	33,239	110,390	104,018
Protective Solutions	11,272	12,580	33,085	38,826
Restructuring/Asset impairment charges	(511)	(8,947)	(12,519)	(41,453)
Other, net	(2,667)	(943)	(41,665)	(2,191)
Consolidated	$120,082	$104,843	$280,825	$298,799

-more-

Sonoco Reports Third Quarter 2017 Results - page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	October 1, 2017	October 2, 2016
Net income	$171,397	$182,886
Asset impairment charges/losses on disposition of assets	2,319	21,966
Depreciation, depletion and amortization	159,130	156,542
Net pension and postretirement plan expenses/(contributions)	13,696	(5,781)
Changes in working capital	(56,552)	(72,800)
Changes in tax accounts	(4,012)	25,908
Other operating activity	(3,869)	39,956
Net cash provided by operating activities	282,109	348,677

Purchase of property, plant and equipment, net	(140,995)	(143,944)
Cost of acquisitions, net of cash acquired	(383,358)	(21,338)
Net debt proceeds/(repayments)	338,137	(38,624)
Cash dividends	(114,368)	(109,821)
Shares acquired under announced buyback	—	(58,943)
Other, including effects of exchange rates on cash	9,157	880

Net decrease in cash and cash equivalents	(9,318)	(23,113)
Cash and cash equivalents at beginning of period	$257,226	$182,434
Cash and cash equivalents at end of period	$247,908	$159,321

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	October 1, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$247,908	$257,226
Trade accounts receivable, net of allowances	751,445	625,411
Other receivables	51,229	43,553
Inventories	472,956	372,814
Prepaid expenses and deferred income taxes	51,787	49,764
	1,575,325	1,348,768
Property, plant and equipment, net	1,182,384	1,060,017
Goodwill	1,240,439	1,092,215
Other intangible assets, net	342,316	224,958
Other assets	229,164	197,245
	$4,569,628	$3,923,203
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$854,321	$751,827
Notes payable and current portion of long-term debt	125,916	32,045
Income taxes payable	10,931	18,744
	991,168	802,616
Long-term debt, net of current portion	1,300,191	1,020,698
Pension and other postretirement benefits	388,492	447,339
Deferred income taxes and other	131,151	97,845
Total equity	1,758,626	1,554,705
	$4,569,628	$3,923,203

-more-

Sonoco Reports Third Quarter 2017 Results - page 10

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement charges, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Fourth-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the tax effect of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

-more-

Sonoco Reports Third Quarter 2017 Results - page 11

		Non-GAAP Adjustments
Three Months Ended October 1, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$120,082	$511	$2,667	$123,260
Interest expense, net	13,647	—	—	13,647
Income before income taxes	106,435	511	2,667	109,613
Provision for income taxes	35,545	445	(1,080)	34,910
Income before equity in earnings of affiliates	70,890	66	3,747	74,703
Equity in earnings of affiliates, net of taxes	2,521	—	—	2,521
Net income	73,411	66	3,747	77,224
Net (income) attributable to noncontrolling interests	(599)	(21)	—	(620)
Net income attributable to Sonoco	$72,812	$45	$3,747	$76,604

Per Diluted Share*	$0.72	$—	$0.04	$0.76
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended October 2, 2016	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Income before interest and income taxes	$104,843	$8,947	$943	$114,733
Interest expense, net	12,437	—	—	12,437
Income before income taxes	92,406	8,947	943	102,296
Provision for income taxes	29,618	2,097	(357)	31,358
Income before equity in earnings of affiliates	62,788	6,850	1,300	70,938
Equity in earnings of affiliates, net of taxes	3,190	—	—	3,190
Net income	65,978	6,850	1,300	74,128
Net (income) attributable to noncontrolling interests	(583)	(34)	—	(617)
Net income attributable to Sonoco	$65,395	$6,816	$1,300	$73,511

Per Diluted Share*	$0.64	$0.07	$0.01	$0.72
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)Consists primarily of costs related to acquisitions and potential acquisitions. Additionally, these amounts include the effect of state tax rate changes on deferred taxes as well as reserves for uncertain tax positions totaling a net loss of $2,362.

(3)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are a goodwill impairment charge related to the Company's industrial converting products business in Brazil.

(4) Consists primarily of costs related to acquisitions, potential acquisitions, and a small income tax reserve adjustment.

-more-

Sonoco Reports Third Quarter 2017 Results - page 12

		Non-GAAP Adjustments
Nine Months Ended October 1, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$280,825	$12,519	$41,665	$335,009
Interest expense, net	38,497	—	—	38,497
Income before income taxes	242,328	12,519	41,665	296,512
Provision for income taxes	78,251	4,081	11,422	93,754
Income before equity in earnings of affiliates	164,077	8,438	30,243	202,758
Equity in earnings of affiliates, net of taxes	7,320	—	—	7,320
Net income	171,397	8,438	30,243	210,078
Net (income) attributable to noncontrolling interests	(1,727)	(35)	—	(1,762)
Net income attributable to Sonoco	$169,670	$8,403	$30,243	$208,316

Per Diluted Share*	$1.68	$0.08	$0.30	$2.07
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Nine Months Ended October 2, 2016	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Income before interest and income taxes	$298,799	$41,453	$2,191	$342,443
Interest expense, net	39,768	—	—	39,768
Income before income taxes	259,031	41,453	2,191	302,675
Provision for income taxes	83,602	10,442	(17)	94,027
Income before equity in earnings of affiliates	175,429	31,011	2,208	208,648
Equity in earnings of affiliates, net of taxes	7,457	—	—	7,457
Net income	182,886	31,011	2,208	216,105
Net (income) attributable to noncontrolling interests	(1,325)	(78)	—	(1,403)
Net income attributable to Sonoco	$181,561	$30,933	$2,208	$214,702

Per Diluted Share*	$1.78	$0.30	$0.02	$2.11
*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes pension settlement charges of $31,550, costs related to acquisitions and potential acquisitions, and certain other costs, partially offset by insurance settlement gains. Also includes net tax charges totaling $2,229 primarily related to the settlement of a tax audit in Canada and the effect of state tax rate changes on deferred taxes as well as reserves for uncertain tax positions totaling a net loss of $2,263. These amounts were partially offset by a tax benefit on the final settlement of prior-year business disposition of $1,682.

(3) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are a goodwill impairment charge related to the Company's industrial converting products business in Brazil.

(4) Consists primarily of costs related to acquisitions and potential acquisitions.

-more-

Sonoco Reports Third Quarter 2017 Results - page 13

	Nine Months Ended
FREE CASH FLOW*	October 1, 2017	October 2, 2016

Net cash provided by operating activities	$282,109	$348,677
Purchase of property, plant and equipment, net	(140,995)	(143,944)
Cash dividends	(114,368)	(109,821)
Free Cash Flow	$26,746	$94,912

	Year Ended
	Estimated	Actual
FREE CASH FLOW*	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$415,000	$398,679
Purchase of property, plant and equipment, net	(191,000)	(186,741)
Cash dividends	(154,000)	(146,364)
Free Cash Flow	$70,000	$65,574

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

###